Exhibit 23.12
CONSENT
The undersigned hereby consents to being named in the registration statement on Form S-1 (Registration No. 333-169234) and in all subsequent amendments and post-effective amendments or supplements thereto and in any registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act (the “Registration Statement”) of FXCM Inc., a Delaware corporation (the “Company”), as an individual to become a director of the Company and to the inclusion of his or her biographical information in the Registration Statement.
In witness whereof, this Consent is signed and dated as of the 26th day of October, 2010.
/s/ Arthur Gruen
Arthur Gruen